Exhibit 4.3

                              CONTRACTOR AGREEMENT

This Agreement is entered into as of December 31, 2001 between Odyssey Pictures Corporation, a Nevada corporation ("Odyssey"), with offices at 16910 Dallas Parkway, Suite 104, Dallas, Texas 75248 and Francesco Lucente, residing at:
11434 Moorpark Street, Suite 104, Studio City, California, 91604 USA

         1. Term. The term of this Agreement shall commence on January 1, 2002 and end on December 31, 2005(the "Term"), unless this Agreement is earlier terminated pursuant to the provisions of Paragraph 11.

         2.       Services.

                  (a) Odyssey hereby enters into this agreement with Contractor as Vice President of Production of Odyssey with powers and duties consistent therewith and as may be delegated or assigned by the Board of Directors of Odyssey or its Chief Executive Officer and/or President from time to time, and Contractor hereby agrees to accept such engagement on the terms and conditions herein set forth.

                  (b) Contractor's services shall be performed at Contractor's own facilities. Contractor understands and agrees that Contractor's duties may require extensive temporary travel both in the U.S. and abroad. Contractor's travel and accommodations will be in accordance with Odyssey's company policy for executive travel and accommodations as it is or may change from time to time; provided, however, in the event that it is necessary for Contractor to travel in connection with his duties hereunder, with a major director or star who travels first class, Contractor shall be entitled to also travel first class. If Contractor is required to stay overnight in a hotel in connection with his duties hereunder, Contractor shall be entitled to stay at a hotel of his choice in at reasonable room rates. Contractor shall be entitled to a per diem of no less than $150.00 per day.

                  (c) During the term of this Agreement, Contractor shall devote his full business time and energies to the performance of his duties hereunder in an honest manner and under the direction of the Board of Directors of Odyssey and/or its Chief Executive Officer and/or President.

         3. Fixed Compensation. Odyssey shall pay Contractor a contract rateof $60,000 per year during the Term, payable in semi-monthly installments on the first and sixteenth of every month. An annual review between Odyssey and Contractor shall occur no later than one (1) week prior to the anniversary date of thecontract. During such review, Odyssey and Contractor shall determine whether an increase in base rate and bonuses and participations, including travel and accommodations, per diem, and their related terms and conditions shall be recommended to the Board of Directors for approval.

         4. Stock Options. Odyssey hereby grants Contractor qualified stock options to purchase shares of Odyssey's Common Stock, pursuant to r any plan subsequently adopted and approved by the Board of Directors or the stockholders or both (individually and collectively, the "Plan") at an exercise price equal to the fair market value of Common Stock, as quoted on NASDAQ on the date prior to the date hereof (the "Exercise Price"). The Options are exercisable in whole or in part or in parts at any time up to the end of the Term, subject to earlier termination pursuant to the Plan or as herein provided. Options granted under this Paragraph 4 shall not be transferable by Contractor.


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         5.       Use of Odyssey's Staff. Contractor shall be entitled to use the assistance of the staff of Odyssey or that of other secretaries employed by Odyssey for the purpose of performing Contractor's necessary duties.

         6. Bonus. Contractor shall be entitled to receive a cash bonus for each motion picture for which Odyssey has "Concluded Negotiations" (defined as a contract signed by all parties and without any remaining contingencies) during the Term with respect to the right to distribute said motion picture in the Foreign Territory (the world, other than the United States, Canada, their territories and possessions, military and diplomatic installations wherever situated and common carriers flying the United States or Canadian flag) or Domestic Territory (the United States and Canada and their territories and possessions, military and diplomatic installations wherever situated and common carriers flying the United States or Canadian flag), or both the Foreign and Domestic Territories.

                  a) Payment Structure. Odyssey shall pay the following Bonuses, based on the completions status as described below, to Contractor for up to a maximum of eight (8) pictures:

                           (i) $50,000 for each finished motion picture acquired pursuant to a signed binding contact brought to Odyssey by Contractor;

                           (ii) $75,000 for each motion picture for which Odyssey has Concluded Negotiations, whose direct cost budget is $7,000,000 or less,;

                           (iii) $150,000 for each motion picture for which Odyssey has Concluded Negotiations, , whose direct cost budget is between $7,000,000 and $15,000,000;

                           (iv) $250,000 for each motion picture for which Odyssey has Concluded Negotiations, whose direct cost budget is more than $15,000,000.

                  b) When Paid. Each bonus shall be paid no later than five (5) business days following the later of the start of: a) principal photography according to such motion picture's approved draw schedule; or b) funding for the producer's line item per the approved draw schedule.

         7. Other Services. Contractor may be, during the Term, required to or assigned to the position of Director of certain motion pictures and television (mini) series or motion pictures that Odyssey shall undertake (Other Services). In this case, a separate agreement shall refer and outline the detail of the Other Services and Odyssey may grant a leave during the time that Contractor's services are used on an exclusive basis for a particular project.

         8. Vacation. Contractor shall be entitled to two (2) weeks of paid leave from his duties per year during the Term. Contractor shall request such leave thirty days prior to the date of leave and keep the Chairman of the Board and/or President of Odyssey fully advised of Contractor's location and telephone numbers where Contractor can be contacted during such paid leave and will maintain reasonable contact with the offices of Odyssey during such vacations.

         9. Benefit Plans. Contractor shall be entitled to participate in such medical insurance, disability insurance and pension and other Contractor plans as Odyssey shall from time to time make available to the senior executives of Odyssey.


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         10.      Reimbursable Expenses. Contractor shall be reimbursed for all reasonable business expenses incurred by Contractor on Odyssey's behalf in the performance of his duties hereunder against presentation of itemized accounts of such expenditures, prepared in accordance with Odyssey's practices consistently applied. Reimbursements shall be made only after written request therefore. Such request shall generally be submitted not less frequently than every thirty (30) days.
..
         11. Termination. This Agreement (subject to any cure periods provided for hereunder) may be terminated by Odyssey prior to the end of the Term for the following reasons by written notice to Contractor:

                  (a) upon permanent physical or mental disability of Contractor (for purposes of this Agreement, permanent physical or mental disability shall be deemed to have occurred when, as a result of physical or mental illness, Contractor has been unable to materially perform Contractor's duties as set forth in Paragraph 1 hereof for a period of one (1) calendar month); or

                  (b) notwithstanding any requirement of written notice, immediately upon the death of Contractor; or

                  (c)      Upon:

                           (i) refusal by Contractor to follow a lawful and reasonable order or direction of the Board of Directors of Odyssey or its Chief Executive Officer or President.

                           (ii) the occurrence of any material breach by Contractor of Contractor's obligations under this Agreement;



                           (iii) conduct by Contractor that is determined by a court to constitute a felony of moral turpitude under any federal or state law, except for a violation of any obscenity law with respect to the production or acquisition of motion pictures; or (iv) Contractor shall commit any act or omit to take any action in bad faith and to the detriment of Odyssey or any of its subsidiaries.

                           With respect to items (c)(i) and (c)(ii) there shall be a cure period of seven (7) days after the written notice of the refusal or material breach from Odyssey to Contractor.

                  (d) Upon ninty days written notice if Odyssey determines that it no longer desires to pursue lines of buisness contemplated by this agreement or for financial reasons at Odyssey's sole discretion.

         12. Effect of Termination or Resignation. In the event that this Agreement is terminated pursuant to Paragraph 11 above, or Contractor shall resign Contractor's position prior to the end of the Term, Odyssey shall have no further duties or obligations under this Agreement, except:

                  (a)       (i)     in the event of a termination by Odyssey
                                    under Paragraphs 11(b) or 11(c) hereof,
                                    Odyssey shall be obligated to continue to pay Contractor the compensation and benefits pursuant to the terms of Paragraph 3 up to the date of such termination; or


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                  (a)       (ii)    in the event of termination pursuant to
                                    Paragraph 11(a), Odyssey shall continue to pay Contractor the compensation payable pursuant to Paragraph 3 for a period of one
                                    (1) month after the date of such
                                    termination; or

                  (a)       (iii)   in the event of a termination under
                                    Paragraph 11 (d) Odyssey shall continue to pay the compensation and benfits pursuant to the terms of Paragraph 3 up through the end of the ninty day period; or

                  (b) in the event of a termination by Odyssey pursuant to Paragraphs 11(b) or 11(c) or Contractor's resignation, the unexercised portion of any options granted herein shall terminate; or

                  (c) In the event of a termination of Contractor for a reason other than as specified in Paragraph 11, Odyssey shall be obligated to continue to pay to Contractor all the compensation and fringe benefits pursuant to the terms of Paragraph 3 hereof up to and including the last day of the Term (the "Severance Period") in accordance with the payment provisions set forth herein unless and until Contractor commences employment or contracts with another party. If during the Severance Period Contractor materially breaches his obligations under Paragraphs , 13 or 14, Odyssey may terminate the Severance Period and cease to make any further payments or to provide to fringe benefits.

         13. Obligation to Mitigate Damages. Contractor shall be required to mitigate the amount of any payment provided for in Paragraph 10 by seeking other employment in the entertainment industry, but subject to Paragraph 14, the amount of any payment provided for in Paragraph 10(c) shall be reduced (but not below zero) by any compensation and benefits earned by Contractor from such subsequent employment.

                  14. Confidentiality. Except with respect to the disclosure of the terms of this Agreement to agents of Contractor, during the Term and at all times thereafter, Contractor shall hold in confidence for Odyssey and shall not publish, disclose or make accessible to any other person or entity any confidential information relating to the business and affairs of Odyssey or its subsidiaries that may come to Contractor's knowledge or has come to his knowledge, including but not limited to, trade secrets, "know-how," research projects, and matters of a business nature, such as information about costs, profits, markets, sales, customers and suppliers, and other information of a similar confidential nature, and plans for future development of Odyssey and its subsidiaries ("Confidential Information"). Except as required in the performance of Contractor's duties to Odyssey under this Agreement, Contractor shall not use for his own benefit or disclose to any person, directly or indirectly, any such information unless such use or disclosure has been specifically authorized by Odyssey in advance. This provision shall not apply to court-ordered disclosure, deposition or other such procedures. In the event Contractor is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, Civil Investigative Demand or other process) to disclose Confidential Information, Contractor will provide Odyssey with prompt notice of any such request or requirement so that Odyssey may seek an appropriate protective order or waive Contractor's compliance with this Paragraph 12. If, failing the entry of a protective order or the receipt of a waiver hereunder, Contractor is compelled to disclose Confidential Information, Contractor may disclose that portion of the Confidential Information which Contractor's counsel advises you that you are compelled to disclose.

                  15. Return of Documents and Property. Upon the termination of the Contractor's employment by Odyssey, or at any time upon the request of Odyssey, Contractor (or Contractor's heir or personal representative) shall deliver to Odyssey (i) all documents and materials containing confidential information relating to the business and affairs of Odyssey or its subsidiaries, and (ii) all other documents, materials and other property belonging to Odyssey or its subsidiaries that are in the possession or under the control of Contractor.


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         16.      Exclusivity; Non-Competition. Contractor agrees that he will not:

                  (a) during the period that Contractor is employed by Odyssey under this Agreement engage in, or otherwise, directly or indirectly, be employed by, or act as a consultant, advisor or lender to, or be a director, officer, Contractor, owner, or partner of (other than Contractor's currently operating corporation Pioneer Pictures, Inc./Horus Worldwide Pictures), any other business or organization, whether or not such business or organization now is or shall then be competing with the Odyssey or any of its subsidiaries (provided, however, nothing herein shall prevent Contractor from receiving credit or compensation of any kind with respect to services provided to other parties pursuant to contracts or otherwise, for services rendered prior to the commencement of the Term; and where Contractor provides services as a Motion Picture and/or Television Producer and/or Director and/or Screenwriter during the Term) and

                  (b) for a period of three (3) months after Contractor ceases to be under contract by Odyssey in accordance with Paragraph 11 or Contractor resigns before the end of the Term, directly or indirectly, to engage in or compete with Odyssey or its subsidiaries in the business of international film distribution or film finance (other than as a Motion Picture and/or Television producer and/or director and/or screenwriter), or be employed by, or act as consultant, advisor or lender to, or be a officer, Contractor, owner, or partner of, any business or organization which, at the time of such cessation, directly or in indirectly engages in or competes with Odyssey or its subsidiaries in the business of international film distribution or film finance; or

                  (c) for a period of six (6) months after Contractor ceases to be under contract with Odyssey in accordance with Paragraph 11 or Contractor resigns prior to the end of the Term, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than Odyssey and/or Contractor's currently operating corporation, Pioneer Pictures, Inc./Horus Worldwide Pictures), intentionally, endeavor to entice away from Odyssey, or any of its subsidiaries or otherwise interfere with the relationship of Odyssey or any of its subsidiaries with, any person who is employed by or otherwise engaged to perform services for Odyssey or any of its subsidiaries (including, but not limited to, any independent sales representatives or organizations or any suppliers of Odyssey or any of its subsidiaries) or any person or entity who is, or was within the then most recent twelve (12) month period a customer, supplier or client of Odyssey or any of its subsidiaries.

         17. Other Project Exception. Notwithstanding all the foregoing, Odyssey recognizes that Contractor is obligated to supply non-exclusive services to his currently operating motion picture and television company Pioneer Pictures, Inc./Horus Worldwide Pictures and its related motion picture and television projects, including all producing and/or directing and/or screenwriting services. Such services may include, but not limited to, telephone conferences, occasional conferences in person and review of material. Said services to the extent so required, may not, however, interfere with Contractor's services hereunder in any material way except as Contractor is required to produce and/or direct and/or write Motion Picture and Television Projects.

         18. Arbitration\Attorney's Fees. Any disputes arising under this Memorandum of Agreement shall be resolved by arbitration in Dallas, Texas in accordance with the rules of the American Arbitration Association in Texas. Both parties shall be entitled to engage in all forms of discovery as permitted by the Civil Code. The party found to be liable pursuant to such arbitration shall indemnify the other party for its costs shall bear all costs of arbitration and its reasonable


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                  attorneys' fees. The arbitrator shall be familiar with the motion picture industry.

         19. Press Release. The parties agree to announce Contractor's engagement hereunder with a press release mutually approved by Odyssey and Contractor.

         20. Miscellaneous. Texas law governs this Agreement without giving effect to conflicts of law. Any waiver by a party hereto of the breach of a right granted to such party hereunder shall not operate as or be construed as a waiver of any other breach of such provision or any breach of any other provision of this Agreement. The failure of any party to insist on strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver of one provision hereof shall constitute a waiver of any other provisions.

         21. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral and written agreements, understandings and commitments between the parties. No amendment to this Agreement may be made except in writing signed by all parties hereto

         22. Notices. Any notice, request, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed properly given upon the personal delivery thereof if delivered, or if mailed, three
                  (3) business days after having been mailed by registered mail addressed to the party to which the notice is given:


         If to the Odyssey:

                           Odyssey Pictures Corporation
                           16910 Dallas Parkway, Suite 104
                           Dallas, Texas 75248

         If to the Contractor:

                           Francesco Lucente
                           11434 Moorpark St., Suite 104
                           Studio City, CA. 91602
                           USA

         Any party may change the address to which such notices are to be addressed by giving the other parties notice in the manner herein set forth, provided that any notice of changed address shall be effective only upon receipt. Any party may, in writing, designate its or his counsel to receive or give any or all communications required or permitted to be given hereunder

         IN WITNESS WHEREOF, the Odyssey has caused this Agreement to be executed by its duly authorized office, and Contractor has executed this Agreement, as of the date first above written.



                                    ODYSSEY PICTURES CORPORATION


                                    By:
                                    --------------------------------------------
                                    John Foster


                                    AGREED AND ACCEPTED BY:
                                    ----------------------


                                    --------------------------------------------
                                    Francesco Lucente



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